Exhibit 23.2

Baker Tilly US, LLP
18500 Von Karman Avenue, 10th Flr.
Irvine, CA 92612
United States of America

T: +1 (949) 222-2999
F: +1 (949) 222-2289

bakertilly.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment on Form S-3 to Form S-1 filed on May 6, 2022 of Assure Holdings Corp. of our report dated March 11, 2022 relating to the consolidated financial statements of Assure Holdings Corp., incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts”.

BAKER TILLY US, LLP

Irvine, California

May 6, 2022

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2022 Baker Tilly US, LLP